SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2015

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

3 Riverway, Suite 1810 Houston, Texas 77056
(Address of Principal Executive Offices)(Zip Code)

713-458-1560
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

On January 30, 2015, Saratoga Resources, Inc., along with its subsidiaries, Lobo Operating, Inc., Lobo Resources, Inc., Harvest Oil & Gas, LLC and The Harvest Group, LLC (collectively, the “Company”) entered into a forbearance agreement (the “First Lien Forbearance Agreement”) with the holders (the “First Lien Lenders”) of certain notes (the “First Lien Notes”) issued under that certain Indenture dated as of November 22, 2013 (the “First Lien Indenture”), by and among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “First Lien Trustee”).

Also on January 30, 2015, the Company entered into a forbearance agreement (the “Second Lien Forbearance Agreement”) with the holders (the “Second Lien Lenders”) of seventy-five percent (75%) or more in principal amount of the notes (the “Second Lien Notes”) issued under that certain Indenture dated as of July 12, 2011 (as supplemented or amended, the “Second Lien Indenture”), by and among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Second Lien Trustee”).

Pursuant to the First Lien Indenture and Second Lien Indenture, the failure to make scheduled interest payments, if not cured within 30 days, will result in an event of default and, thereafter, the trustee or the holders of at least 25% in aggregate principal amount of either the First Lien Notes or Second Lien Notes will have the right to declare those notes immediately due and payable at their principal amount together with accrued interest and to take action with respect to collateral; however, pursuant to an intercreditor agreement, holders of a majority in principal amount of the outstanding First Lien Notes may direct the time, method and place of conducting any proceeding for any remedy available to the First Lien Trustee or the Second Lien Trustee or of exercising any trust or power conferred on the First Lien Trustee or the Second Lien Trustee.

The First Lien Forbearance Agreement and the Second Lien Forbearance Agreement were entered into following (i) the Company’s failure to pay to the First Lien Lenders an interest installment in the amount of $1.3 million scheduled for payment on December 31, 2014, and constituting a default if not paid by January 30, 2015 (the “Anticipated First Lien Default”), and (ii) the Company’s failure to pay to the Second Lien Lenders an interest installment in the amount of $7.9 million scheduled for payment on January 1, 2015, and constituting a default if not paid by February 2, 2015 (the “Anticipated Second Lien Default,” and, together with the Anticipated First Lien Default, the “Specified Defaults”).

The Company has received confirmation from the First Lien Lenders that they hold more than 75% of the principal amount of the outstanding Second Lien Notes and have each agreed, during the Forbearance Period (as defined below), not to provide any direction to the Second Lien Trustee or to take any steps to enforce any rights of the Second Lien Trustee or the holders of Second Lien Notes occasioned by the failure of the Company to make the January 1, 2015 interest payment.

First Lien Forbearance Agreement

Pursuant to the First Lien Forbearance Agreement, the First Lien Lenders have agreed to forbear, until the earlier of March 16, 2015 or the occurrence of certain defaults defined in the First Lien Forbearance Agreement (the “Forbearance Period”), from exercising certain of their default-related rights and remedies against the Company with respect to the Specified Defaults in order to permit the Company an opportunity to effectuate a restructuring/refinancing or implement operational improvements.

Under the terms of the First Lien Forbearance Agreement, among other things, the Company agreed to (i) pay, by February 2, 2015, the December 31, 2014 interest payment owing to the First Lien Lenders, with interest at the default rate, in the amount of $1,378,650; (ii) pay expenses incurred by the First Lien Lenders in connection with the Forbearance Agreement, including paying a retainer to counsel for the First Lien Lenders; (iii) retain, by March 2, 2015, a financial advisor acceptable to the First Lien Lenders on terms acceptable to the First Lien Lenders; (iv) deliver to the First Lien Lenders a 6-week operating budget in form and methodology acceptable to the First Lien Lenders and to abide by that budget within permitted variances; (v) deliver to the First Lien Lenders, not later than March 2, 2015, certain financial, operating and other information and, not later than March 15, 2015, a two year business plan and 2015 budget; and (vi) cause its officers, financial advisors, investment bankers and others to furnish information reasonably requested by the First Lien Lenders.

Any breach by the Company of any covenant in the First Lien Forbearance Agreement, or the commencement of any bankruptcy, insolvency or creditor relief proceedings by or with respect to the Company, will constitute an event of default under the First Lien Forbearance Agreement.

Second Lien Forbearance Agreement

Pursuant to the Second Lien Forbearance Agreement, the Second Lien Lenders have agreed to forbear, during the Forbearance Period, from exercising certain of their default-related rights and remedies against the Company with respect to the Specified Defaults in order to permit the Company an opportunity to effectuate a restructuring/refinancing or implement operational improvements.

Second Lien Forbearance Agreement is substantially identical to the First Lien Forbearance Agreement except that the January 1, 2015 interest payment on the First Lien Notes is not required to be made.

The description of the First Lien Forbearance Agreement and Second Lien Forbearance Agreement contained in this Item 1.01 is qualified in its entirety to the full text of those documents, copies of which are attached to this report as Exhibit 10.1 and Exhibit 10.2 and are hereby incorporated by reference into this Item 1.01.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

10.1

Forbearance Agreement to First Lien Indenture, dated January 30, 2015

10.2

Forbearance Agreement to Second Lien Indenture, dated January 30, 2015

99.1

Press release, dated February 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Dated: February 2, 2015	By:	/s/ Andrew C. Clifford
Andrew C. Clifford
President

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